June  1,  2000


Securities  and  Exchange  Commission
Judiciary  Plaza
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

RE:     ABC-NACO  INC.  --  REGISTRATION  OF
        COMMON  STOCK,  PAR  VALUE  $0.01  PER  SHARE,  ON  FORM  S-3
        -------------------------------------------------------------

Ladies  and  Gentlemen:

     I am Vice President, General Counsel and Secretary of ABC-NACO Inc., a Delaware corporation (the "Company"), and have served in that capacity in connection with the Company's filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by the Company of 311,110 shares of its common stock, $0.01 par value (together with the related preferred stock purchase rights, the "Common Stock"), to be offered and sold by certain shareholders of the Company, as more fully described in the Registration Statement.

     In this connection, I have examined such documents and have made such factual and legal investigations as I have deemed necessary or appropriate in order to enable me to render the opinion contained herein.

     Based on the foregoing, it is my opinion that the Common Stock has been duly authorized, legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,

ABC-NACO  Inc.

By:  /s/  Mark  F.  Baggio
     ---------------------
     Mark  F.  Baggio
     Vice  President,  General  Counsel
     and  Secretary